Exhibit 99.2

EDITPED TRANSCRIPT

WATT.OQ - Q2 2020 Energous Corp Earnings Call

EVENT DATE/TIME: AUGUST 05, 2020 / 8:30PM GMT

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

CORPORATE PARTICIPANTS

Brian J. Sereda Energous Corporation - Senior VP & CFO

Mike Bishop

Stephen R. Rizzone Energous Corporation - President, CEO & Director

COFERENCE CALL PARTICIPANTS

Suji Desilva ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

PRESENTATION

Operator

Hello, and welcome to the Energous Corporation’s Second Quarter 2020 Financial Results Conference Call. All participants will be in a listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note today’s event is being recorded.

I would now like to turn the conference over to Mike Bishop. Mr. Bishop, please go ahead.

Mike Bishop

Thank you, and welcome, everyone. Before we begin, I would like to remind participants that during today’s call, the Company will make forward-looking statements. These statements, whether in prepared remarks or during the Q&A session, are subject to inherent risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission, except as otherwise required by federal securities laws. Energous disclaims any obligation or undertaking to publicly release updates or revisions to the forward-looking statements contained herein or elsewhere to reflect changes in expectations with regards to those events, conditions, and circumstances. Also, please note that during this call, Energous will be discussing non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today’s press release, which is posted to the Company’s website.

Now, I would like to turn the call over to Steve Rizzone, CEO of Energous. Please go ahead, Steve.

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Thanks, Mike. And welcome to the Energous second quarter conference call. Joining me today is Brian Sereda, our Senior Vice President and Chief Financial Officer.

Before moving to an update on the business, I would like to thank our shareholders for their support during our recent shareholder proxy and meeting. Energous continues to steadily build the foundation to advance the Company for the next level. With respect to the business, the Company has adapted well to the complexities of the current pandemic, and was able to meet expectations for both earnings per share and revenue. While our customer engagements have been impacted, resulting in further lengthening of what is already a long product cycle process, we believe the Company continues to be well positioned to achieve increased near-term revenues, while reducing expenses. The impact on product cycles has the accompanying effect of pushing out chip revenues.

The delays in the product launch of the NewSound Primo hearing aid illustrates this point. The NewSound hearing aid was previewed months ago, with both companies anticipating shipments to consumers by now. However, the product launch cycle for the hearing aid was significantly extended, due to COVID-19 related issues, including full factory shutdowns, supply chain delays, and the inability for engineers to be on-site at the production facility due to travel restrictions. As these product and pre-product cycles are delayed, so too is the procurement of chips necessary to support these cycles. Fortunately, the NewSound product launch is now moving forward of general availability and accompanying chip procurements before the end of the year.

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

The pandemic has had a flowing effect and has not negatively impacted the quality or number of customer acquisition projects in the pipeline. On the contrary, despite the pandemic, the number of qualified business opportunities moving through the various stages of product development and launch has increased, largely due to strong interest in the new WattUp PowerHub distance technology and the expansion of targeted markets to include military and ruggedized applications. Speaking of military applications, the WattUp technology is ideally suited to support these applications, due to its flexibility of implementation and integration, the broad range of power and distance capabilities, and the maturity of our technology, as well as our unique ability to monitor and report battery levels to ensure devices are ready to go at a moment’s notice. Given these advantages and capabilities, coupled with the supply chain reliability of Dialog and the advanced stages of the WattUp technology, we believe adding military applications to our current list of target markets represents an opportunity to expand our TAM and SAM with minimal risk and nominal additional investment.

Despite the slowing impact of the pandemic, which has been significant, we believe that additional companies, besides Newtown, will move (technical difficulty) production stages before the end of these years. These companies are smaller and have the ability to accelerate their product cycles to offset some of the impact of the pandemic. At the same time, we remain focused on moving at least one top-tier opportunity into the design win status before the end of the year, leading to production and general availability in the first half of 2021.

To be considered a top tier opportunity, the prospective customer needs to be one of the top two leaders in their respective market and have the volume capacity to support purchase of at least one million chipsets per year. Currently, we have four companies that meet these qualifications and are progressing through the customer funnel stages with the potential of adding additional qualified companies joining this list before the end of the year. While we cannot be assured that any of these companies will move into production, their continued engagement and progress, despite the pandemic, is cause for optimism that one or more will be shipping WattUp enabled products to the consumer in the first half of next year.

Another major focus for the company is to complete global regulatory certification of the WattUp technology. As announced, 102 countries have certified the WattUp technology as of today. There are three important countries we believe are in the last stages of RF certification, India, Korea, and China. While we continue to progress this goal, the pandemic has had a very significant slowing effect, as all three agencies have been shut down for extended periods of time. We have already been certified at the 5.8-gigahertz frequency in India, so we believe certifying India at 915-megahertz frequency will be the first of these to be certified. At this point in time, the obstacles are not technical, but process, time, and politics, all of which our regulatory team has their arms around. We will continue to update progress on these certifications as the regulatory agencies and the respective certification process get back online. The important takeaway is that since there appears to be a path certification in all three countries, we have not seen any material reduction in interest or slowdown on prospective customer product cycles because of these delays.

Energous continues to evolve and adapt to changes in the business environment, thanks largely in part to our strong core of committed and talented employees. Productivity has not slowed during this difficult time. We have added head count, focused on customer acquisition to address the increased number of qualified business opportunities, and expanded markets. From a progress tracking and validation perspective, we believe over the next six months, our shareholders can expect continued increases in revenue, expenses remaining largely in line, additional WattUpenabled products completing the commercialization and regulatory processes, and shipping to consumers on a regional basis, continued market expansion into military, harvesting, and IoT and industrial application, additional progress on regulatory certifications, and continued expansion of the number of awarded patents, which now stands at 225 awarded and over 65 pending, additional developer kits, further expanding mature, commercialized product solution, additional meaningful partnerships that are focused on real world application.

The employees, executive management, and Energous Board of Directors are united in their belief that many of the most difficult, time-consuming, and expensive obstacles to launching the second generation of wireless power are now largely behind us. The Company is it at a positive inflection point, pointing to overall improvements in the business through 2020 and 2021, despite these challenging times.

Brian, I will now turn the call over to you.

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

Brian J. Sereda — Energous Corporation—Senior VP & CFO

Thanks, Steve. As you saw at the close of market today, we issued our Q2 earnings press release, announcing operating and financial results for our fiscal 2020 second quarter ended June 30. For the second quarter, we recognized $114,000 in revenues, compared to $61,000 in the prior quarter and approximately $48,000 in the same quarter of last year. Despite the tougher operating environment due to COVID and echoing Steve’s earlier comments, we continue to make progress by increasing customer engagements in additional markets, steadily advancing our regulatory progress with expected future approvals in the few remaining critical markets, all while keeping our expenses in check and below historical spending patterns.

Total GAAP expenses for the second quarter totaled $8.3 million, approximately $0.4 million lower than the $8. 7 million of total expenses last quarter, and approximately $1.7 million lower than the second quarter of last year. The decrease compared to the prior quarter and prior year is mainly a result of lower engineering and headcount costs, including lower stock compensation expense. We expect the current level of expense to trend in this range for the balance of this fiscal year, due to reduced development cost tied to the initial vertical markets we anticipate generating our revenue from heading into 2021. Head count is expected to remain below 60, and as we head through the second half of this fiscal year, we continue to leverage Dialog’s global sales and operations infrastructure, which is especially important now that travel and direct customer engineering interactions are severely limited due to COVID.

In addition to our lower operating expenses compared to past quarters, our current business model also allows us to leverage our earlier investments in lab facilities and equipment without anticipating the need for any increases in capital investment to achieve our expectations for future revenue growth. The net loss for the second quarter on a GAAP basis was $8.2 million or $0.20 loss per share on $40.6 million weighted average shares outstanding. This compares to an $8.6 million net loss in Q1 or $0.25 per share, and a $9.8 million net loss or $0.32 per share loss in Q2 of 2019. The increase in share count compared to the prior quarter and prior year was due to the completion of our at-the-market equity program, also referred to as an ATM, in the second quarter, raising an additional net $9.2 million, giving us $23.4 million of cash at the end of the second quarter.

Now, for a non-GAAP view of our numbers for the quarter, as we believe, adjusted, our non-GAAP EBITDA provides a useful comparison for investors, especially for a company at our stage, when used together with GAAP information. Excluding $2.2 million of stock compensation and depreciation expense from our total Q2 GAAP expense of $8.3 million, net non-GAAP operating expense totaled approximately $6.2 million, down approximately $0.2 million compared to Q1 and approximately $0.8 million lower than Q2 of last year. Net of revenues our non-GAAP operating loss for Q2 was $6 million, approximately $0.2 million better compared to Q1 and $0.8 million better when compared to Q2 of last year.

Non-GAAP engineering expense decreased by approximately $0.2 million to $3.2 million versus the prior quarter and decreased by approximately $0.7 million compared to the same period last year. This is mainly attributed to lower chip development project and project cost — related — and headcount-related costs.

Non-GAAP SG&A was slightly lower than Q1 at $2.9 million and approximately $150,000 lower compared to Q2 last year, despite higher public company costs for items such as insurance audit and other associated costs. As I mentioned earlier, we ended Q2 with $23.4 million in cash and remain debt-free. We expect our cash operating expense run rate to remain in our current range with the potential for minor quarterly increases for any third-party chip tape out expenditures. We also believe we remain on track progressing towards the launch of new customers in the coming quarters, setting the stage for potential to growth in chip royalties supported by our partner Dialog.

We remain confident in our outlook, given the growing interest and demand for next-generation charging solutions and diversity of applications and industries looking to solve the ongoing dilemma of improving the effectiveness of delivering wireless power to charge devices in any environment. We thank our investors for their continued support and look forward to making additional announcements as we progress through the balance of the quarter and fiscal year.

I’ll now turn the call back to Steve for his closing remarks.

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

Stephen R. Rizzone - Energous Corporation—President, CEO & Director

We’ll take questions first. Are there any — we’ll go to the operator for questions now.

QUESTIONS AND ANSWERS

Operator

Yes, thank you. We will now begin the question-and-answer session. (Operator Instructions) The first question comes from Suji Desilva with ROTH Capital.

Suji Desilva - ROTH Capital Partners, LLC, Research Division—MD & Senior Research Analyst

Hi, Steve. Hi, Brian. Congratulations on the progress here in a challenging environment, certainly.

Stephen R. Rizzone - Energous Corporation—President, CEO & Director

Okay, thanks.

Suji Desilva - ROTH Capital Partners, LLC, Research Division—MD & Senior Research Analyst

No problem. The four top tier customers you have in the pipeline, very exciting. Maybe you could give us some sense of what end markets of products they may be targeting or categories. And what’s the challenge here, Steve, for top tier customers versus the smaller, more nimble ones? What are the key factors? Is it the lack of globally covering regulatory approvals or what are the other factors? Thanks.

Stephen R. Rizzone - Energous Corporation—President, CEO & Director

I think, the — so the markets that are moving forward are hearables, hearing aids, smart glasses in particular. Those are the markets that are gaining a lot of traction for us and also the markets where the four top tier customers are progressing. Just to note, we have additional top-tier customers in these markets that are also in a varying stages of development. However, the products that they have targeted do not qualify from a million chip the year perspective, they’re more in the 250,000 to 50 — to 500,000 range, and so they — although they are significant and they’re top tier, in terms of their market presence, these — the particular projects that we’re engaged with do not support the one million chipsets per year minimum. The issues are really related to this — to the slowdown. Energous, I think, has done a really good job in adapting to the realities of today in terms of the business cycles. We have established a very, very proactive and capable video production capability, we’re able to engage our customers over the Internet and with the utilization of video, but the fact remains that the slight — cycles have been slowed. I mentioned that NewSound, and I think that’s an excellent example of the kind of experiences that we’re running with right now. First, we had general close shutdowns of our top-tier customers altogether. Then they have slowly gotten back to engagements and interacting with us and now, instead of making trips and engaging real-time, you know we’re going through video and conferencing cycles. In one pre-production cycle, in particular, that I can relate to you, we had a software problem — a software loading problem in the pre-production testing cycle. And if we would have had an engineer on-site, we could have taken traces we could have identified the problem and — as we have in the past and been able to resolve it in a couple of hours. Unfortunately, because of the going back and forth the time differences, it took us over a week to resolve that. So these are just the kind of delays that we’re experiencing. As I mentioned, though, the good news is, we’re not seeing any dropouts. The cycles are slowed, but we’re not seeing any dropouts. The interest remains strong. Especially with the new power hub, we have a lot of activity focused on distance and distance applications now and we’re really excited about the military applications. Our technology is very, very well suited to the military and we have a number of active opportunities that we’re working. These early stages, but it looks to be a very significant in business — exciting business market for us.

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Yeah, Steve. My follow-up question really is around military and I hadn’t heard you mentioned it as much before. So it sounds like something newer. Should I think that as the traditional military kind of long cycle design and kind of cautious moving forward? Or is it possible those guys are moving relatively quickly. They’ve kind of pulled you in and want to go on things? And what’s the size of that market relative to other opportunities? How should we think about it?

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Well, I think that the size of the market is equivalent to our largest opportunities, but we need to be cautious about this because it - we’re at the initial stages, and we all have experienced with the military markets before. They extend out their product cycles and their investigations are longer, but once they do crossover, they become virtual annuities with very, very significant upside potential. So, I think we need to be cautious here. This is - we think these things will take some time, but they - our technology is really ideally suited to these applications. They’re the ones that we’ve been familiarized with, and we think that this can be a meaningful part of our business. But again, this is farther down the line in terms of timing.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

It’s certainly encouraging military customers looking at you because that speaks of the ruggedness and reliability of your products; so that’s good news for sure. And then, lastly for Brian perhaps; I think you talked about either reduce or stabilizing development costs. I just want to make sure I heard kind of the - that point in terms of vertical markets. Are you focusing on certain vertical markets? Is that what’s driving a stable OpEx here? Is that planned or is that kind of prudent in this environment? Any color there would be helpful. Thanks.

Brian J. Sereda - Energous Corporation - Senior VP & CFO

Well, yes. I mean, the initial vertical markets where we have mature technology, we’re not create - we’re not you might say inventing in those particular verticals. So the technology now is ready for commercialization and we’re not having to make heavy investments. We don’t anticipate having to roll out new technologies, for example, for different vertical markets for the foreseeable future because we have a lot of - in our customer funnel - current customer funnel, there’s a lot of activity going on for the technology that we have. And that’s what I’m trying to say, is that we’re not making investments in markets where we don’t have any particular interest or there is really no market-driven demand. And so that the technology that we developed is now well-suited for the customer funnel that we’ve got and we could serve the entire customer funnel, which will keep us busy through 2021.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. I’ll jump back -

Brian J. Sereda - Energous Corporation - Senior VP & CFO

Yeah.

Suji Desilva - ROTH Capital Partners, LLC, Research Division - MD & Senior Research Analyst

That makes sense. I’ll jump back. Thank you. And nice to having the progress, guys.

Operator

Thank you. At this point, I would like to turn the call back to management for closing comments.

AUGUST 05, 2020 / 8:30PM, WATT.OQ - Q2 2020 Energous Corp Earnings Call

Stephen R. Rizzone - Energous Corporation - President, CEO & Director

Thank you for attending our second quarter conference call. Please note that we will be presenting at the LD Micro Conference in early September. We do look forward to reporting additional progress in our next conference call in November. We’d like to thank you and wish you a good afternoon.

Operator

Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

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